Exhibit 99.1

The St. Joe Company Reports Third Quarter 2014 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--November 6, 2014--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the third quarter of 2014 of $(0.1) million, or $(0.00) per share, compared with Net Income of $4.2 million, or $0.05 per share, for the third quarter of 2013. For the nine months ended September 30, 2014, the Company reported Net Income of $417.6 million, or $4.52 per share, compared to Net Income of $4.4 million, or $0.05 per share, for the same period last year.

Third quarter 2014 update includes:

  Total revenue for the third quarter of 2014 was $24.0 million.
  Residential real estate revenue decreased from $10.7 million in the third quarter of 2013 to $3.7 million for the third quarter of 2014 due to a decrease in finished lot availability and the timing of a sixty-two homesite sale to a homebuilder during the third quarter of 2013. During the third quarter of 2014, there were no significant commercial real estate sales as compared to $2.1 million in the third quarter of 2013.
  Resorts, leisure and leasing revenue increased $2.7 million, or 17%, during the third quarter of 2014 to $19.0 million as compared to $16.3 million in the third quarter of 2013. The increase includes $1.7 million of incremental resorts and leisure revenues primarily due to an increase in room nights rented and $1.0 million of incremental leasing revenue from leases in the Pier Park North joint venture as retail stores become occupied by tenants.
  Timber sales decreased to $1.1 million during the third quarter of 2014 as compared to $7.7 million in the third quarter of 2013 due to the AgReserves sale which closed in March 2014. Tons delivered were less than 80,000 during the third quarter as compared to 373,000 during the third quarter of 2013.
  As of September 30, 2014, the Company had cash, cash equivalents and investments of $657.6 million as compared to $168.9 million as of December 31, 2013.

Jeffrey C. Keil, the Company’s President and Interim Chief Executive Officer, said “We are pleased with the progress in the Company’s sector plan entitlement process. Our team has been working closely with the local community through the entire process.” Mr. Keil added, “We look forward to continuing to work with the local community and the state agencies to pursue the plan’s approval.”

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Real estate sales	$3.9	$12.8	$630.5	$27.9
Resorts, leisure and leasing revenues	19.0	16.3	45.4	42.4
Timber sales	1.1	7.7	10.3	27.1
Total revenues	24.0	36.8	686.2	97.4
Expenses
Cost of real estate sales	1.9	7.0	84.2	15.7
Cost of resorts, leisure and leasing revenues	14.5	12.5	36.3	33.5
Cost of timber sales	0.2	4.8	4.3	16.7
Other operating expenses	2.5	2.6	9.8	8.7
Corporate expenses	4.0	4.2	12.5	13.1
Administrative costs associated with special purpose entities	--	--	3.7	--
Depreciation, depletion and amortization	2.2	2.3	6.2	7.0
Total expenses	25.3	33.4	157.0	94.7
Operating (loss) income	(1.3)	3.4	529.2	2.7
Other income	0.8	1.0	3.5	1.9
(Loss) income from operations before equity in loss from unconsolidated affiliates and income taxes	(0.5)	4.4	532.7	4.6
Income tax (benefit) expense	(0.3)	0.2	115.2	0.2
Net (loss) income	(0.2)	4.2	417.5	4.4
Net loss attributable to non-controlling interest	0.1	--	0.1	--
Net (loss) income attributable to the Company	($0.1)	$4.2	$417.6	$4.4
Net (loss) income per share attributable to the Company	($0.00)	$0.05	$4.52	$0.05
Weighted average shares outstanding	92,295,213	92,284,532	92,297,467	92,285,161

Revenues by Segment ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Real estate sales
Residential	$3.7	$10.7	$13.5	$24.0
RiverTown Sale	--	--	43.6	--
Commercial	--	2.1	3.3	3.5
AgReserves Sale and other	0.2	--	570.1	0.4
Total real estate sales	3.9	12.8	630.5	27.9
Resorts, leisure and leasing revenues	19.0	16.3	45.4	42.4
Timber sales	1.1	7.7	10.3	27.1
Total revenues	$24.0	$36.8	$686.2	$97.4

Summary Balance Sheet ($ in millions)

	September 30, 2014	December 31, 2013
Assets
Investment in real estate, net	$324.1	$385.0
Cash and cash equivalents	61.6	21.9
Investments	596.0	147.0
Notes receivable, net	25.2	7.3
Pledged treasury securities	25.8	26.3
Prepaid pension asset	33.7	35.1
Property and equipment, net	10.5	11.4
Deferred tax asset	--	12.9
Other assets	32.2	22.6
Investments held by special purpose entities	209.8	--
Total assets	$1,318.9	$669.5

Liabilities and Equity
Debt	$60.7	$44.2
Senior Notes held by special purpose entity	177.3	--
Accounts payable, accrued liabilities and deferred credits	46.1	61.5
Income taxes payable	10.7	0.3
Deferred tax liabilities	39.7	--
Total liabilities	334.5	106.0
Total equity	984.4	563.5
Total liabilities and equity	$1,318.9	$669.5

Debt Schedule ($ in millions)

	September 30, 2014	December 31, 2013
In substance defeased debt	$25.9	$26.3
Community Development District debt	5.9	11.5
Pier Park North joint venture – construction loan	28.9	6.4
Total debt	$60.7	$44.2

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Employee costs	$1.8	$2.9	$6.9	$8.6
AgReserves Sale severance	--	--	1.2	--
Pension	0.9	0.6	2.2	1.0
Non-cash stock compensation costs	0.1	--	0.2	--
Property taxes and insurance	1.6	1.5	4.8	5.3
Professional fees	1.2	1.0	3.8	3.8
Marketing and owner association costs	0.3	0.4	1.1	1.4
Occupancy, repairs and maintenance	0.2	0.3	0.7	0.5
Other	0.4	0.1	1.4	1.2
Total other operating and corporate expense	$6.5	$6.8	$22.3	$21.8

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter of 2014 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations regarding the Company’s business strategy and future operations and the progress of the Company it the sector plan approval process relating to its planned mixed use and active adult communities. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) future regulatory or legislative actions, accounting changes or litigation that could adversely affect the Company; (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (4) changes in the Company’s customer base and the mix of homesites available for sale in its residential real estate, (5) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (6) the Company’s ability to effectively execute its strategy to expand its resort and leisure operations, (7) the Company’s ability to capitalize on opportunities relating to its planned mixed use and active adult communities, including its ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of its land, including the permits required for the launch of its planned mixed use and active adult communities, and (8) the realization of any further unrealized losses related to the Company’s investments, including any further downturns in the Company’s recovery of its corporate debt securities or any other of its investments as well as the cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2014 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a Florida-based real estate development and operating company with real estate assets and operations concentrated primarily between Tallahassee and Destin, Florida. The Company uses these assets in its residential or commercial real estate developments or in resorts, leisure and leasing operations or its forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2014, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com